                                 EXHIBIT 10.2


                       AMENDMENT TO GAS SALES AGREEMENT


     This Amendment made and entered into this 30th day of January, 1998, between Colorado Power Partners (a/k/a Colorado Power Partnership), a Colorado general partnership, with its principal place of business located at 4845 Pearl East Circle, Suite 300, Boulder, Colorado 80301 ("Buyer") and Prima Oil & Gas Company ("Prima"), a Colorado corporation, with its principal place of business at 1801 Broadway, Suite 500, Denver, Colorado 80202.

Recitals:

   A. Buyer, Prima, and KN Marketing, Inc., a Colorado corporation, successor in interest to KN Production Company, a Delaware corporation which was in turn successor in interest to Fuel Resources Development Co., a Colorado corporation, entered into that certain Gas Sales Agreement dated May 24, 1989, as amended October 12, 1990, December 17, 1992, February 1, 1994 and December 31, 1997, providing for the sale of gas from Prima and KN Marketing, Inc. to Buyer for consumption in Phase I at Buyer's co-generation facility located near Brush, Colorado (the "Agreement").

   B. KN Marketing, Inc., by amendment to the Agreement dated December 31, 1997, terminated its obligations under the Agreement as mutually agreed by Prima and Buyer.

   C. Buyer and Prima desire to enter into this Amendment to provide for an early termination of Buyer's and Prima's rights, responsibilities and obligations under the Agreement and to modify certain terms and provisions relating to purposes and pricing as well as other matters related to the Agreement.

   Now therefore, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

   1. Article I, PURPOSE AND COMMITMENTS, shall be modified by deleting paragraph (d) and replacing it with the following new paragraph (d):

     "(d) The parties agree that the sale of natural gas by Prima to Buyer shall primarily be for consumption in Phase I at Buyer's co-generation facility located near Brush, Colorado. Nothing however, shall be construed to limit Buyer's ability to resell or otherwise dispose of gas purchased hereunder at its sole option for those purchases on and after March 31, 1998.

     2. Article III, QUANTITY, shall be modified by adding a new subparagraph (e), the intent of the parties to establish the quantities to be delivered by Seller from January 1, 1998 through October 31, 1998 as follows:

     "(e) Notwithstanding the preceding subparagraphs, the quantities of gas to be delivered shall be all of the requirements of Buyer from January 1, 1998 through October 31, 1998".

     3. Article VI, TERM, shall be modified by deleting paragraph (a) and replacing it with the following new paragraph (a):

     "(a) The parties agree that this Agreement, and the obligations to sell and purchase gas, shall terminate as of October 31, 1998. This termination date my be extended upon mutual consent of the parties.

     4. Article XI, PRICE AND BILLING, shall be amended by deleting the first sentence of paragraph (a) in its entirety and replacing it with the following:

     "(a) The price of gas sold hereunder for the period from January 1, 1998 through March 31, 1998 shall be Two Dollars and Seventy Two Cents ($2.72) per MMBTU. The price of the gas sold hereunder for the period from April 1, 1998 through October 31, 1998 (and any extension mutually consented to) shall be the price per MMBTU as reported in the Denver Julesburg Basin Index as published by the Gas Daily, plus $.07 per MMBTU gross heating value at the Receipt Point. Notwithstanding the preceding, the price of gas sold hereunder shall in no event be less than $1.35 per MMBTU (lower collar) nor greater than $1.85 MMBTU (upper collar) gross heating value at the Receipt Point.

     5. On February 2, 1998, Prima shall be paid in good funds the amount of Three Million Eight Hundred Fifty Thousand Dollars ($3,850,000) in consideration of the elimination of its obligation to provide gas to the Buyer for the original Agreement term.

     6. On or before October 31, 1998, Prima and Buyer shall execute a mutual release releasing each other and Prima Oil & Gas Company from any and all liability arising out of the Agreement.

     7. Prima and Buyer agree to negotiate in good faith a replacement gas supply agreement on or before October 31, 1998, but are not obligated to enter into such an agreement.

Except for the foregoing, all of the terms and provisions of the Gas Sales Agreement dated May 24, 1989, as previously amended, shall remain in full force and effect.

   In witness whereof, the parties have executed this Amendment the date and year first written above.


COLORADO POWER PARTNERS


By: /s/  Rodney E. Bellendir
    -------------------------------------
Name:  Rodney E. Bellendir
       ----------------------------------
Title: Management Committee Member
       ----------------------------------


PRIMA OIL & GAS COMPANY

By: /s/  Richard H. Lewis                         Attest:  /s/  Sandra J. Irlando
    -------------------------------------                  -----------------------------
Name:  Richard H. Lewis                           Name:  Sandra J. Irlando
       ----------------------------------                -------------------------------
Title: President                                  Title: Secretary
       ----------------------------------                -------------------------------


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